Exhibit 99.1

Qualys Announces First Quarter 2022 Financial Results

Revenue Growth of 17% Year-Over-Year

GAAP EPS: $0.64; Non-GAAP EPS: $0.89

Raises 2022 Revenue Guidance to $484.0-$486.5 million

Announces $200 Million Increase to Share Repurchase Program

FOSTER CITY, Calif., – May 4, 2022 – Qualys, Inc. (NASDAQ: QLYS), a pioneer and leading provider of disruptive cloud-based IT, security and compliance solutions, today announced financial results for the first quarter ended March 31, 2022. For the quarter, the Company reported revenues of $113.4 million, net income under United States Generally Accepted Accounting Principles (“U.S. GAAP”) of $25.4 million, non-GAAP net income of $35.6 million, Adjusted EBITDA of $54.3 million, GAAP net income per diluted share of $0.64, and non-GAAP net income per diluted share of $0.89.

“We had a great start to the year with continued revenue growth acceleration and strong cash flow generation,” said Sumedh Thakar, president and CEO. “As we continue to innovate and build out our go-to-market engine, our strategic position with customers is strengthening. This was again evidenced in the quarter by strong interest and adoption of our Vulnerability Management, Detection and Response (VMDR®) application with customer penetration now at 40%.”

First Quarter 2022 Financial Highlights

Revenues: Revenues for the first quarter of 2022 increased by 17% to $113.4 million compared to $96.8 million for the same quarter in 2021.

Gross Profit: GAAP gross profit for the first quarter of 2022 increased by 19% to $89.4 million compared to $75.1 million for the same quarter in 2021. GAAP gross margin was 79% for the first quarter of 2022 compared to 78% for the same quarter in 2021. Non-GAAP gross profit for the first quarter of 2022 increased by 19% to $92.1 million compared to $77.6 million for the same quarter in 2021. Non-GAAP gross margin was 81% for the first quarter of 2022 compared to 80% for the same quarter in 2021.

Operating Income (Loss): GAAP operating income for the first quarter of 2022 was $33.5 million compared to an operating loss of $2.7 million for the same quarter in 2021, which primarily reflected an increase in stock-based compensation due to the accelerated vesting of the former CEO’s equity awards. As a percentage of revenues, GAAP operating income was 30% for the first quarter of 2022 compared to negative 3% for the same quarter in 2021. Non-GAAP operating income for the first quarter of 2022 increased by 27% to $47.0 million compared to $37.1 million for the same quarter in 2021. As a percentage of revenues, non-GAAP operating income was 41% for the first quarter of 2022 compared to 38% for the same quarter in 2021.

Net Income: GAAP net income for the first quarter of 2022 was $25.4 million, or $0.64 per diluted share, compared to $0.2 million, or $0.01 per diluted share, for the same quarter in 2021. As a percentage of revenues, GAAP net income was 22% for the first quarter of 2022 compared to 0% for the same quarter in 2021. Non-GAAP net income for the first quarter of 2022 was $35.6 million, or $0.89 per diluted share, compared to $29.8 million, or $0.74 per diluted share, for the same quarter in 2021. As a percentage of revenues, non-GAAP net income was 31% for both the first quarter of 2022 and the first quarter of 2021.

Adjusted EBITDA: Adjusted EBITDA (a non-GAAP financial measure) for the first quarter of 2022 increased by 22% to $54.3 million compared to $44.6 million for the same quarter in 2021. As a percentage of revenues, Adjusted EBITDA was 48% for the first quarter of 2022 compared to 46% for the same quarter in 2021.

Operating Cash Flow: Operating cash flow for the first quarter of 2022 increased by 37% to $79.0 million compared to $57.9 million for the same quarter in 2021. As a percentage of revenues, operating cash flow was 70% for the first quarter of 2022 compared to 60% for the same quarter in 2021.

First Quarter 2022 Business Highlights

•

Leveraging Qualys’ single agent approach, we unveiled our Context XDR application to natively integrate and correlate asset and risk-based context vulnerability management, patching, EDR and File Integrity Monitoring security telemetry with additional third-party data integration to provide and prioritize high-fidelity threat detection and response.

•

Continuing our innovation of Qualys Cloud Platform, we further enhanced our Patch Management offering by adding advanced remediation features. Qualys Patch Management seamlessly integrates with Qualys VMDR® to remediate vulnerabilities by deploying patches or applying configuration changes on any device regardless of its location. This new advanced remediation update allows teams to use one application to detect, prioritize and fix vulnerabilities regardless of the remediation method required and enables teams to run actions before or after or even without deploying patches at all.

•

Introduced our next major upgrade to our Multi-Vector EDR solution. This natively integrated solution on the Qualys Cloud Platform leverages our single agent approach to IT security and compliance solutions to further enhance our threat hunting and risk mitigation capabilities. As part of this launch, Qualys successfully participated in its first year of MITRE Engenuity Evaluations for Multi-Vector EDR, which detected the simulated adversary throughout the attack chain.

•

Following a successful Qualys Security Conference (QSC) held virtually and live in Las Vegas last year, we launched in Q1 our QSC roadshow in Atlanta. This is the first stop in our ten-city tour, including upcoming events in London, Chicago, New York, San Francisco and Sydney.

Financial Performance Outlook

Based on information as of today, May 4, 2022, Qualys is issuing the following financial guidance for the second quarter and full year fiscal 2022. The Company emphasizes that the guidance is subject to various important cautionary factors referenced in the sections entitled “Legal Notice Regarding Forward-Looking Statements” and “Non-GAAP Financial Measures” below.

Second Quarter 2022 Guidance: Management expects revenues for the second quarter of 2022 to be in the range of $117.0 million to $117.8 million, representing 17% to 18% growth over the same quarter in 2021. GAAP net income per diluted share is expected to be in the range of $0.47 to $0.49, which assumes an effective income tax rate of 29%. Non-GAAP net income per diluted share is expected to be in the range of $0.78 to $0.80, which assumes a non-GAAP effective income tax rate of 24%. Second quarter 2022 net income per diluted share estimates are based on approximately 39.9 million weighted average diluted shares outstanding for the quarter.

Full Year 2022 Guidance: Management now expects revenues for the full year of 2022 to be in the range of $484.0 million to $486.5 million, representing 18% growth over 2021, up from the previous guidance range of $482.0 million to $485.0 million. GAAP net income per diluted share is expected to be in the range of $1.91 to $1.95, up from the previous guidance range of $1.59 to $1.64. This assumes an effective income tax rate of 28%. Non-GAAP net income per diluted share is expected to be in the range of $3.13 to $3.17, up from the previous guidance range of $2.87 to $2.92. This assumes a non-GAAP effective income tax rate of 24%. Full year 2022 net income per diluted share estimates are based on approximately 39.7 million weighted average diluted shares outstanding.

Investor Conference Call

Qualys will host a conference call and live webcast to discuss its first quarter financial results at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on Wednesday, May 4, 2022. To access the conference call, dial (877) 881-2609 in the U.S. or (970) 315-0463 for international participants with conference ID #6344826. A live webcast of the earnings conference call, investor presentation and prepared remarks can be accessed at https://investor.qualys.com/events-presentations. A replay of the conference call will be available through the same webcast link following the end of the call.

Investor Contact

Blair King

Vice President, Investor Relations and Corporate Development

(650) 801-6299

ir@qualys.com

About Qualys

Qualys, Inc. (NASDAQ: QLYS) is a pioneer and leading provider of disruptive cloud-based Security, Compliance and IT solutions with more than 10,000 subscription customers worldwide, including a majority of the Forbes Global 100 and Fortune 100. Qualys helps organizations streamline and consolidate their security and compliance solutions onto a single platform for greater agility, better business outcomes, and substantial cost savings.

The Qualys Cloud Platform leverages a single agent to continuously deliver critical security intelligence while enabling enterprises to automate the full spectrum of vulnerability detection, compliance, and protection for IT systems, workloads and web applications across on premises, endpoints, servers, public and private clouds, containers, and mobile devices. Founded in 1999 as one of the first SaaS security companies, Qualys has strategic partnerships and seamlessly integrates its vulnerability management capabilities into security offerings from cloud service providers, including Amazon Web Services, the Google Cloud Platform and Microsoft Azure, along with a number of leading managed service providers and global consulting organizations. For more information, please visit www.qualys.com.

Qualys, Qualys VMDR® and the Qualys logo are proprietary trademarks of Qualys, Inc. All other products or names may be trademarks of their respective companies.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or our future financial or operating performance. Forward-looking statements in this press release include, but are not limited to, quotations of management and statements related to: the benefits of our new and upcoming products, features, integrations, collaborations and joint solutions, and their impact upon our long-term growth; our guidance for revenues, GAAP EPS and non-GAAP EPS for the second quarter and full year 2022; and our expectations for the number of weighted average diluted shares outstanding and the GAAP and non-GAAP effective income tax rate for the second quarter and full year 2022. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include our ability to continue to develop platform capabilities and solutions; the ability of our platform and solutions to perform as intended; customer acceptance and purchase of our existing solutions and new solutions; real or perceived defects, errors or vulnerabilities in our products or services; our ability to retain existing customers and generate new customers; the budgeting cycles and seasonal buying patterns of our customers; the length of our sales cycle; the impact of the ongoing COVID-19 pandemic and related public health measures on our business and the global economy; our ability to manage costs as we increase our customer base and the number of our platform solutions; the market for cloud solutions for IT security and compliance not increasing at the rate we expect; competition from other products and services; fluctuations in currency exchange rates; unexpected fluctuations in our effective income tax rate on a GAAP and non-GAAP basis; our ability to effectively manage our rapid growth and our ability to anticipate future market needs and opportunities; any unanticipated accounting charges; and general market, political, economic and business conditions in the United States as well as globally. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

The forward-looking statements in this press release are based on information available to Qualys as of the date hereof, and Qualys disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, Qualys provides investors with certain non-GAAP financial measures, including non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, non-GAAP net income per diluted share, Adjusted EBITDA (defined as earnings before interest expense, interest income and other income (expense), net, income taxes, depreciation, amortization, and stock-based compensation) and non-GAAP free cash flows (defined as cash provided by operating activities less purchases of property and equipment (net of proceeds from disposal) and principal payments under finance lease obligations).

In computing non-GAAP financial measures, Qualys excludes the effects of stock-based compensation expense, amortization of intangible assets from acquisitions, and non-recurring items and the related tax effects. Qualys believes that these non-GAAP financial measures help illustrate underlying trends in its business that could otherwise be masked by the effect of the income or expenses that are excluded in non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, non-GAAP net income per diluted share, Adjusted EBITDA and non-GAAP free cash flows.

Furthermore, Qualys uses some of these non-GAAP financial measures to establish budgets and operational goals for managing its business and evaluating its performance. Qualys believes that non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, non-GAAP net income per diluted share, Adjusted EBITDA and non-GAAP free cash flows provide additional tools for investors to use in comparing its recurring core business operating results over multiple periods with other companies in its industry.

Although Qualys does not focus on quarterly billings, Qualys provides calculated current billings (defined as total revenues recognized in a period plus the sequential change in current deferred revenue in the corresponding period) to assist investors and analysts in assessing its operating performance.

Qualys has not reconciled non-GAAP net income per diluted share guidance to GAAP net income per diluted share guidance because Qualys does not provide guidance on the various reconciling cash and non-cash items between GAAP net income and non-GAAP net income (i.e., stock-based compensation, amortization of intangible assets from acquisitions, and non-recurring items). The actual dollar amount of reconciling items in the second quarter and full year 2022 is likely to have a significant impact on the Company’s GAAP net income per diluted share in the second quarter and full year 2022. A reconciliation of the non-GAAP net income per diluted share guidance to the GAAP net income per diluted share guidance is not available without unreasonable effort.

In order to provide a more complete picture of recurring core operating business results, the Company’s non-GAAP net income and non-GAAP net income per diluted share are adjusted for non-recurring income tax items and tax effect of non-GAAP adjustments to achieve the effective income tax rate on a non-GAAP basis. The Company’s non-GAAP effective tax rate may differ from the GAAP effective income tax rate as a result of these income tax adjustments. The Company believes its estimated non-GAAP effective income tax rate of 24% in 2022 is a reasonable estimate under its current global operating structure and core business operations. The Company may adjust this rate during the year to take into account events or trends that it believes materially impact the estimated annual rate. The non-GAAP effective income tax rate could be subject to change for a number of reasons, including but not limited to, significant changes resulting from tax legislation, material changes in geographic mix of revenues and expenses and other significant events.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures discussed in this press release to the most directly comparable GAAP financial measures is included with the financial statements contained in this press release. Management uses both GAAP and non-GAAP information in evaluating and operating its business internally and as such has determined that it is important to provide this information to investors.

Qualys, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Revenues	$113,420	$96,756
Cost of revenues (1)	24,002	21,680

Gross profit	89,418	75,076
Operating expenses:
Research and development (1)	23,107	17,749
Sales and marketing (1)	20,142	17,989
General and administrative (1)	12,634	42,043

Total operating expenses	55,883	77,781

Income (loss) from operations	33,535	(2,705)
Other income (expense), net:
Interest expense	—	(4)
Interest income	518	746
Other income (expense), net	(710)	(244)

Total other income (expense), net	(192)	498

Income (loss) before income taxes	33,343	(2,207)
Income tax provision (benefit)	7,933	(2,435)

Net income	$25,410	$228

Net income per share:
Basic	$0.65	$0.01

Diluted	$0.64	$0.01

Weighted average shares used in computing net income per share:
Basic	38,992	39,209

Diluted	40,001	40,430

(1) Includes stock-based compensation as follows:
Cost of revenues	$1,080	$875
Research and development	3,287	2,215
Sales and marketing	2,031	1,628
General and administrative	5,347	33,484

Total stock-based compensation	$11,745	$38,202

Qualys, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$166,287	$137,328
Short-term marketable securities	290,851	267,960
Accounts receivable, net	89,294	108,998
Prepaid expenses and other current assets	26,752	32,112

Total current assets	573,184	546,398
Long-term marketable securities	82,360	111,198
Property and equipment, net	63,377	61,854
Operating leases—right of use asset	34,569	37,016
Deferred tax assets, net	29,986	25,087
Intangible assets, net	4,839	6,545
Goodwill	7,447	7,447
Restricted cash	1,200	1,200
Other noncurrent assets	17,588	17,814

Total assets	$814,550	$814,559

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,477	$1,296
Accrued liabilities	37,083	32,504
Deferred revenues, current	266,934	257,872
Operating lease liabilities, current	12,044	12,608

Total current liabilities	318,538	304,280
Deferred revenues, noncurrent	31,117	32,753
Operating lease liabilities, noncurrent	33,284	35,914
Other noncurrent liabilities	4,976	4,898

Total liabilities	387,915	377,845
Stockholders’ equity:
Common stock	39	39
Additional paid-in capital	485,676	477,323
Accumulated other comprehensive income (loss)	(670)	1,007
Accumulated deficit	(58,410)	(41,655)

Total stockholders’ equity	426,635	436,714

Total liabilities and stockholders’ equity	$814,550	$814,559

Qualys, Inc.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2022	2021
Cash flow from operating activities:
Net income	$25,410	$228
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	8,982	9,078
Bad debt expense	141	138
Loss on disposal of property and equipment	5	—
Stock-based compensation	11,745	38,202
Amortization of premiums on marketable securities	762	967
Deferred income taxes	(5,095)	(5,162)
Changes in operating assets and liabilities:
Accounts receivable	19,563	14,819
Prepaid expenses and other assets	6,067	(6,083)
Accounts payable	599	107
Accrued liabilities	3,435	1,686
Deferred revenues	7,426	3,874

Net cash provided by operating activities	79,040	57,854

Cash flow from investing activities:
Purchases of marketable securities	(81,800)	(115,610)
Sales and maturities of marketable securities	84,915	145,044
Purchases of property and equipment	(7,639)	(6,259)

Net cash provided by (used in) investing activities	(4,524)	23,175

Cash flow from financing activities:
Repurchase of common stock	(46,581)	(31,029)
Proceeds from exercise of stock options	2,569	2,264
Payments for taxes related to net share settlement of equity awards	(3,631)	(17,643)
Proceeds from issuance of common stock through ESPP	2,086	—

Net cash used in financing activities	(45,557)	(46,408)

Net increase in cash, cash equivalents and restricted cash	28,959	34,621
Cash, cash equivalents and restricted cash at beginning of period	138,528	75,332

Cash, cash equivalents and restricted cash at end of period	$167,487	$109,953

Qualys, Inc.

RECONCILIATION OF NON-GAAP DISCLOSURES

ADJUSTED EBITDA

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2022	2021
Net income	$25,410	$228
Depreciation and amortization of property and equipment	7,276	7,433
Amortization of intangible assets	1,706	1,645
Income tax provision (benefit)	7,933	(2,435)
Stock-based compensation	11,745	38,202
Other income (expense), net	192	(498)

Adjusted EBITDA	$54,262	$44,575

Qualys, Inc.

RECONCILIATION OF NON-GAAP DISCLOSURES

(Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
GAAP Cost of revenues	$24,002	$21,680
Less: Stock-based compensation	(1,080)	(875)
Less: Amortization of intangible assets	(1,621)	(1,620)

Non-GAAP Cost of revenues	$21,301	$19,185

GAAP Gross profit	$89,418	$75,076
Plus: Stock-based compensation	1,080	875
Plus: Amortization of intangible assets	1,621	1,620

Non-GAAP Gross Profit	$92,119	$77,571

GAAP Research and development	$23,107	$17,749
Less: Stock-based compensation	(3,287)	(2,215)
Less: Amortization of intangible assets	(85)	(25)

Non-GAAP Research and development	$19,735	$15,509

GAAP Sales and marketing	$20,142	$17,989
Less: Stock-based compensation	(2,031)	(1,628)

Non-GAAP Sales and marketing	$18,111	$16,361

GAAP General and administrative	$12,634	$42,043
Less: Stock-based compensation	(5,347)	(33,484)

Non-GAAP General and administrative	$7,287	$8,559

GAAP Operating expenses	$55,883	$77,781
Less: Stock-based compensation	(10,665)	(37,327)
Less: Amortization of intangible assets	(85)	(25)

Non-GAAP Operating expenses	$45,133	$40,429

GAAP Income (loss) from operations	$33,535	$(2,705)
Plus: Stock-based compensation	11,745	38,202
Plus: Amortization of intangible assets	1,706	1,645

Non-GAAP Income from operations	$46,986	$37,142

GAAP Net income	$25,410	$228
Plus: Stock-based compensation	11,745	38,202
Plus: Amortization of intangible assets	1,706	1,645
Less: Tax adjustment	(3,297)	(10,313)

Non-GAAP Net income	$35,564	$29,762

Non-GAAP Net income per share:
Basic	$0.91	$0.76

Diluted	$0.89	$0.74

Weighted average shares used in non-GAAP net income per share:
Basic	38,992	39,209

Diluted	40,001	40,430

Qualys, Inc.

RECONCILIATION OF NON-GAAP DISCLOSURES

FREE CASH FLOWS

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2022	2021
GAAP Cash flows provided by operating activities	$79,040	$57,854
Less: Purchases of property and equipment, net of proceeds from disposal	(7,639)	(6,259)

Non-GAAP Free cash flows	$71,401	$51,595

Qualys, Inc.

RECONCILIATION OF NON-GAAP DISCLOSURES

CALCULATED CURRENT BILLINGS

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2022	2021
GAAP Revenue	$113,420	$96,756
Plus: Current deferred revenue at March 31	266,934	218,898
Less: Current deferred revenue at December 31	(257,872)	(213,494)

Non-GAAP Calculated current billings	$122,482	$102,160

Calculated current billings growth compared to same quarter of prior year	20%	6%